Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2017 RESULTS

NEW YORK, March 27, 2018— J.Crew Group, Inc. (the “Company”) today announced financial results for the three months and fiscal year ended February 3, 2018. The results of the fourth quarter and fiscal 2017 contain an additional week, and reflect the 14 and 53 week periods ended February 3, 2018. Net sales generated in the 53rd week are not included in comparable sales.

Fourth Quarter highlights:

•

Total revenues increased 2% to $710.6 million, which includes $28.6 million generated in the 14th week. Comparable company sales decreased 3% following a decrease of 5% in the fourth quarter last year.

•	J.Crew sales decreased 4% to $547.1 million. J.Crew comparable sales decreased 7% following a decrease of 7% in the fourth quarter last year.
•	Madewell sales increased 32% to $135.8 million. Madewell comparable sales increased 17% following an increase of 6% in the fourth quarter last year.
•	Gross margin increased to 36.6% from 34.7% in the fourth quarter last year.
•

Selling, general and administrative expenses were $249.7 million, or 35.1% of revenues, compared to $225.2 million, or 32.4% of revenues in the fourth quarter last year. Excluding transformation, transaction and severance costs of $21.3 million, selling, general and administrative expenses were $228.4 million, or 32.1% of revenues this year.

•

Operating income was $6.1 million compared to $15.0 million in the fourth quarter last year. The fourth quarter this year includes (i) transformation costs of $18.7 million, (ii) non-cash impairment charges of $4.3 million, (iii) transaction costs of $1.3 million and (iv) severance costs of $1.3 million. Operating income last year includes non-cash impairment charges of $1.0 million.

•

Net income was $36.6 million compared to $1.1 million in the fourth quarter last year. The fourth quarter this year includes a benefit for income taxes of $64.8 million. Additionally, the fourth quarter this year includes the impact of transformation costs, non-cash impairment charges, transaction costs and severance costs. Net income last year reflects the impact of non-cash impairment charges.

•

Adjusted EBITDA increased $13.1 million, or 25%, to $64.6 million from $51.5 million in the fourth quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Jim Brett, Chief Executive Officer, remarked, “With our transformation strategy underway, we delivered gross margin expansion and double digit adjusted EBITDA growth in the fourth quarter and the full year. While we are only at the very beginning of our evolution of the J.Crew brand, meaningful change is happening and we are already seeing results in our most important business – women’s apparel – signaling that our strategy is working. With the right strategy and leadership in place, we are uniquely prepared to respond to the growing customer preference for a more personalized experience. We will scale Madewell more rapidly, building upon its proven and consistent record of growth, through strategic investments with highly profitable returns. We are a house of American brands, J.Crew our most iconic, all with significant opportunity to expand and enhance our product range while engaging our customers in more meaningful ways.”

Fiscal 2017 highlights:

•	Total revenues decreased 2% to $2,370.1 million, which includes $28.6 million generated in the 53rd week. Comparable company sales decreased 6% following a decrease of 7% last year.
•	J.Crew sales decreased 8% to $1,849.1 million. J.Crew comparable sales decreased 10% following a decrease of 8% last year.
•	Madewell sales increased 23% to $421.1 million. Madewell comparable sales increased 13% following an increase of 5% last year.
•	Gross margin increased to 37.6% from 36.1% last year.
•

Selling, general and administrative expenses were $871.0 million, or 36.7% of revenues, compared to $818.5 million, or 33.7% of revenues last year. Excluding transformation, transaction and severance costs of $81.1 million, selling, general and administrative expenses were $789.9 million, or 33.3% of revenues this year.

•

Operating loss was $120.0 million compared with operating income of $49.0 million last year. The operating loss includes (i) non-cash impairment charges of $141.2 million, (ii) transformation costs of $50.7 million, (iii) transaction costs of $18.5 million and (iv) severance costs of $11.9 million. Operating income last year includes non-cash impairment charges of $7.8 million.

•

Net loss was $125.0 million compared to $23.5 million last year. The net loss this year includes a benefit for income taxes of $105.5 million. Additionally, the net loss this year reflects the impact of non-cash impairment charges, transformation costs, transaction costs and severance costs. The net loss last year reflects the impact of non-cash impairment charges.

•

Adjusted EBITDA increased $33.7 million, or 18%, to $222.2 million from $188.5 million last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•

Cash and cash equivalents were $107.1 million compared to $132.2 million at the end of the fourth quarter last year. The cash balance at the end of the fourth quarter this year reflects the payment of transaction costs of $36.6 million and debt repayments pursuant to the refinancing of $27.0 million.

•

Inventories were $292.5 million compared to $314.5 million at the end of the fourth quarter last year. Inventories decreased 7% and inventories per square foot increased 1% compared to the end of the fourth quarter last year.

•

Total debt, net of discount and deferred financing costs, was $1,713 million compared to $1,510 million at the end of the fourth quarter last year. On July 13, 2017, the Company completed a debt exchange and refinancing. For more information, see the section entitled “Debt Exchange and Refinancing” below. There were no outstanding borrowings under the ABL Facility at February 3, 2018 or January 28, 2017. As of the date of this release, there were outstanding borrowings of $27 million under the ABL Facility, with excess availability of approximately $210 million.

Debt Exchange and Refinancing

On July 13, 2017, the Company completed the following interrelated liability management transactions:

•

Private Exchange Offer.  An exchange offer in which $565.7 million principal outstanding of 7.75%/8.50% Senior PIK Toggle Notes due 2019 (the “PIK Notes”) issued by the Company’s parent were exchanged for (i) $249.6 million of 13% Senior Secured Notes due 2021 and (ii) shares of preferred and common stock of the Company’s parent.

•	Term Loan Amendment. An amendment of the Company’s Term Loan Facility to, among other things, facilitate the following related transactions:
o	the repayment of $150.5 million principal amount then outstanding under the Term Loan Facility;
o

the transfer of the remaining undivided ownership interest in the U.S. intellectual property rights of the J.Crew brand to a subsidiary of the Company which, together with the undivided ownership interest transferred in December 2016 represent 100% of the U.S. intellectual property rights of the J.Crew brand, and the execution of related license agreements;

o

the issuance of $97.0 million principal amount of an additional series of 13% Senior Secured Notes due 2021, subject to the same terms and conditions as the exchange notes, for cash at a 3% discount, the proceeds of which were loaned to the Company and were applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above; and

o

the raising of additional borrowings under the Term Loan Facility of $30.0 million, for cash at a 2% discount, provided by the Company’s sponsors, the net proceeds of which were also applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above.

For more information on the Private Exchange Offer and Term Loan Amendment, see the Company’s Form 10-K for the fiscal year ended February 3, 2018.

First Quarter Fiscal 2017 Impairment

During the first quarter of fiscal 2017, the Company recorded a non-cash impairment charge of $129.8 million related to the intangible asset for the J.Crew trade name. After recording the impairment charge in the first quarter, the carrying value of the J.Crew trade name was $250.2 million. If revenues or operating results decline below the Company’s current expectations, additional impairment charges may be recorded in the future.

This impairment charge does not have an effect on the Company’s operations, liquidity or financial covenants, and does not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands.

Related Party

On November 4, 2013, an indirect parent holding company of the Company (the “PIK Notes Issuer”) issued $500 million of PIK Notes. On July 13, 2017, the Company completed a private exchange offer pursuant to which $565.7 million principal amount of such PIK Notes were exchanged for $249.6 million of exchange notes and shares of preferred and common stock of the Parent.

The PIK Notes were not guaranteed by any of the PIK Notes Issuer’s subsidiaries, and therefore were not recorded in the Company’s financial statements. The exchange notes, however, are guaranteed by the Company’s subsidiaries, and therefore are recorded in the Company’s financial statements.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 27, 2018, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until April 3, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13677749.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 27, 2018, the Company operates 231 J.Crew retail stores, 121 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 175 factory stores (including 42 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing operations and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Fourth Quarter Fiscal 2017(a)	Fourth Quarter Fiscal 2016	Fiscal 2017(b)	Fiscal 2016
Net sales:
J.Crew	$547,134	$572,596	$1,849,113	$2,018,052
Madewell	135,826	102,867	421,077	341,570
Other	27,632	19,525	99,928	65,840
Total revenues	710,592	694,988	2,370,118	2,425,462
Cost of goods sold, including buying and occupancy costs	450,512	453,720	1,477,943	1,550,185
Gross profit	260,080	241,268	892,175	875,277
As a percent of revenues	36.6%	34.7%	37.6%	36.1%
Selling, general and administrative expenses	249,657	225,242	870,950	818,546
As a percent of revenues	35.1%	32.4%	36.7%	33.7%
Impairment losses	4,332	1,023	141,187	7,752
Operating income (loss)	6,091	15,003	(119,962)	48,979
As a percent of revenues	0.9%	2.2%	(5.1)%	2.0%
Interest expense, net	34,321	19,848	110,513	79,359
Loss on refinancing	—	435	—	435
Loss before income taxes	(28,230)	(5,280)	(230,475)	(30,815)
Benefit for income taxes	(64,847)	(6,334)	(105,516)	(7,301)
Net income (loss)	$36,617	$1,054	$(124,959)	$(23,514)

(a)Consists of 14 weeks.

(b)Consists of 53 weeks.

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	February 3, 2018	January 28, 2017
Assets
Current assets:
Cash and cash equivalents	$107,066	$132,226
Inventories	292,489	314,492
Prepaid expenses and other current assets	83,228	59,494
Refundable income taxes	5,807	8,247
Total current assets	488,590	514,459
Property and equipment, net	289,441	362,187
Intangible assets, net	308,702	450,204
Goodwill	107,900	107,900
Other assets	6,374	6,207
Total assets	$1,201,007	$1,440,957

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$232,480	$194,494
Other current liabilities	167,113	157,141
Interest payable	21,914	7,977
Due to Parent	38,210	33,462
Current portion of long-term debt	15,670	15,670
Total current liabilities	475,387	408,744
Long-term debt, net	1,697,812	1,494,490
Lease-related deferred credits, net	117,688	132,566
Deferred income taxes, net	29,486	148,200
Other liabilities	30,168	43,168
Stockholders’ deficit	(1,149,534)	(786,211)
Total liabilities and stockholders’ deficit	$1,201,007	$1,440,957

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2017	Fourth Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
Net income (loss)	$36.6	$1.1	$(125.0)	$(23.5)
Benefit for income taxes	(64.8)	(6.3)	(105.5)	(7.3)
Interest expense (including the loss on refinancing)	34.3	20.2	110.5	79.8
Depreciation and amortization (including intangible assets)	29.4	31.7	110.9	120.0
EBITDA	35.5	46.7	(9.1)	169.0
Impairment losses	4.3	1.0	141.2	7.8
Transformation costs	18.7	—	50.7	—
Transaction costs	1.3	—	18.5	—
Charges related to workforce reductions	1.3	—	11.9	—
Monitoring fees	2.6	2.5	9.7	10.0
Share-based compensation	1.8	0.2	2.3	1.0
Amortization of lease commitments	(0.9)	1.1	(3.0)	0.7
Adjusted EBITDA	64.6	51.5	222.2	188.5
Taxes paid	(0.3)	(0.2)	(1.6)	(1.2)
Interest paid	(20.6)	(19.3)	(89.1)	(72.6)
Changes in working capital	32.0	87.3	(68.6)	23.1
Cash flows from operating activities	75.7	119.3	62.9	137.8
Cash flows from investing activities	(11.0)	(20.8)	(37.1)	(80.1)
Cash flows from financing activities	(7.8)	(5.1)	(52.3)	(12.9)
Effect of changes in foreign exchange rates on cash and cash equivalents	1.0	0.4	1.4	(0.4)
Increase (decrease) in cash	57.9	93.8	(25.1)	44.4
Cash and cash equivalents, beginning	49.2	38.4	132.2	87.8
Cash and cash equivalents, ending	$107.1	$132.2	$107.1	$132.2

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage(1)

(unaudited)

	Fiscal 2017 (Actual)
Period	Total stores open at beginning of the period	Number of stores opened during the period(2)	Number of stores closed during the period(2)	Total stores open at end of the period
First Quarter	573	3	(5)	571
Second Quarter	571	4	(2)	573
Third Quarter	573	3	(4)	572
Fourth Quarter	572	—	(40)	532
Fiscal 2017	573	10	(51)	532

	Fiscal 2017 (Actual)
Period	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter	3,162,420	8,934	(25,730)	3,145,624
Second Quarter	3,145,624	16,027	(7,528)	3,154,123
Third Quarter	3,154,123	11,960	(22,271)	3,143,812
Fourth Quarter	3,143,812	—	(217,742)	2,926,070
Fiscal 2017	3,162,420	36,921	(273,271)	2,926,070

	Fiscal 2018 (Projected)
	Total stores open at beginning of the year	Number of stores opened during the year(3)	Number of stores closed during the year(4)	Total stores open at end of the year
Fiscal year	532	11	(20)	523

	Fiscal 2018 (Projected)
	Total gross square feet at beginning of the year	Gross square feet for stores opened or expanded during the year	Reduction of gross square feet for stores closed or downsized during the year	Total gross square feet at end of the year
Fiscal year	2,926,070	34,000	(109,000)	2,851,070
(1)	Store count and square footage summary excludes two concession stores located in the United Kingdom and France.
(2)	Actual number of stores open or closed during fiscal 2017 is as follows:
	Retail	Factory	Mercantile	Madewell	International	Total
Open	1	1	—	8	—	10
Conversion to J.Crew Mercantile	(3)	—	3	—	—	—
Close	(39)	(9)	—	—	(3)	(51)
Net	(41)	(8)	3	8	(3)	(41)
(3)	The Company projects to open one retail and 10 Madewell stores during fiscal 2018.
(4)	The Company expects to close approximately 20 stores during fiscal 2018.